EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated February 21, 1997, relating to the consolidated financial statements of Republic Banking Corporation of Florida, which appears in such Prospectus. We also consent to the references to us under the headings "Experts," "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Consolidated Financial Data" or "Selected Consolidated Financial Data."


PRICE WATERHOUSE LLP

Miami, Florida
January 23, 1998